Exhibit 99.1
Apollo Group, Inc.
News Release

Apollo Group, Inc. Reports Third Quarter 2013 Results

Phoenix, June 25, 2013 – Apollo Group, Inc. (NASDAQ: APOL) today reported financial results for the three and nine months ended May 31, 2013, with third quarter revenue of $946.8 million and diluted earnings per share of $0.71 per share, or $1.05 per share excluding special items.

“This is a time of extraordinary change in higher education. At Apollo Group we are creating a more nimble organization and reengineering our learning solutions to better support our student’s needs and meet the demands of employers. We are focused on making the necessary changes to deliver an improved set of educational offerings,” said Apollo Group Chief Executive Officer Greg Cappelli. “As education evolves, the transfer of knowledge and the acquisition of skills for working adults will be delivered in new and different ways. We are working directly with employers to define the skills students must bring to the workplace to more effectively compete in a global economy. The repositioning of higher education–also reflected in Apollo Group’s mission to create a more educated global workforce–has perhaps never been more important.”

Third Quarter 2013 Results of Operations

•	Net revenue for the third quarter 2013 was $946.8 million, compared to $1.1 billion in the third quarter 2012.

•	University of Phoenix Degreed Enrollment was 287,500, a 17.0% decrease from the prior year third quarter, and New Degreed Enrollment was 38,900 down 24.5% from third quarter 2012.

•	Operating income was $132.0 million, compared to $221.4 million from the prior year third quarter.

•	Income from continuing operations attributable to Apollo Group was $80.0 million, or $0.71 per share, compared to $131.4 million, or $1.11 per share in the third quarter 2012.

Results for the third quarter 2013 included restructuring and other charges of $63.1 million attributable to the Company’s restructuring activities. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release for third quarter 2013 and 2012 special items.)

Excluding special items, income from continuing operations for the third quarter 2013 was $119.1 million, or $1.05 per share, compared to $139.6 million, or $1.18 per share, for the third quarter 2012. The decrease in income from continuing operations was attributable to lower net revenue due to declines in enrollment, partially offset by reduced operating expenses.

First Nine Months of 2013 Results of Operations

Net revenue for the first nine months of fiscal year 2013 totaled $2.8 billion, which represents a 12.9% decrease compared to the first nine months of fiscal year 2012 principally due to lower enrollment. In the first nine months of 2013, University of Phoenix Average Degreed Enrollment decreased 15.1% to 309,100 as compared to the same period a year ago. Income from continuing operations attributable to Apollo Group for the nine months ended May 31, 2013, was $227.0 million, or $2.01 per share, compared to $341.1 million, or $2.72 per share, for the nine months ended May 31, 2012.

Results for the first nine months of 2013 included restructuring and other charges of $131.3 million attributable to restructuring activities and $23.2 million of credits associated with the favorable resolution of certain legal matters. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release for the first nine months of 2013 and 2012 special items.)

Excluding special items, income from continuing operations for the nine months ended May 31, 2013, was $295.0 million, or $2.61 per share, compared to $377.1 million, or $3.01 per share, for the nine months ended May 31, 2012.

Balance Sheet and Cash Flow

As of May 31, 2013, cash and cash equivalents, excluding restricted cash, totaled $776.7 million compared to $1.3 billion as of August 31, 2012. The decrease was primarily due to $633.5 million used for payments on borrowings, $130.2 million used for the purchase of short-term investments, $96.7 million for capital expenditures, and a $42.5 million cash payment for the purchase of the noncontrolling interest in Apollo Global. These items were partially offset by $390.4 million of cash provided by operations.

Accounts receivable were $198.0 million as of May 31, 2013, compared to $198.3 million at August 31, 2012. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was consistent at 20 days as of May 31, 2013 and May 31, 2012.

Business Outlook

The Company offers the following outlook for fiscal year 2013 based on the business trends observed during the third quarter 2013, as well as management’s current expectations of future trends.

•	Net revenue of $3.65 – $3.70 billion; and

•	Operating income of $525 – $550 million, excluding the impact of special items and restructuring and other charges.

The Company continues to reengineer business processes and refine its educational delivery structure. These restructuring activities are expected to favorably impact annual operating expenses by at least $400 million beginning in fiscal year 2014, when compared to fiscal year 2012. This is a $50 million increase in anticipated savings from the Company’s previous outlook. The Company expects to realize at least $300 million of these annual cost savings in fiscal year 2013.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 5:00 p.m. ET, 2:00 p.m. PT, today, Tuesday, June 25, 2013.

Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 86623109

A live webcast of this event may be accessed by visiting the Company’s website at www.apollo.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

A telephone replay will be available approximately two hours following the conclusion of the call until July 3, 2013.

Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 86623109

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company offers programs and services throughout the United States and in Latin America and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the outcome of the current accreditation reaffirmation review of University of Phoenix by its principal institutional accreditor, The Higher Learning Commission, including the impact of the possible imposition of the sanction of probation as recommended in the peer review team’s report or the lesser sanction of notice status for two years as recommended by the Commission’s Institutional Actions Council First Committee, including any impact on the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs; (ii) the impact of increased competition from traditional public universities and proprietary educational institutions; (iii) the impact of accelerating the enhancement of University of Phoenix educational offerings to remain competitive and to more effectively deliver a quality student experience at the right value; (iv) the impact of the Company’s recent restructuring initiatives and the recent operational and governance changes made to increase University of Phoenix autonomy in response to governance concerns expressed by The Higher Learning Commission; (v) the impact of any reduction in student financial aid available to students, including active and retired military personnel, due to the U.S. government budget sequestration or otherwise; (vi) the impact of changes in marketing channels and other recruiting practices to better identify students who can succeed at University of Phoenix and for whom the University provides a compelling value proposition; (vii) the impact of University of Phoenix initiatives to improve student retention, improve student outcomes and demonstrate a compelling relationship between a student’s education and career; (viii) changes in law or regulation affecting the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs; (ix) changes in the University of Phoenix’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on student loan cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies; (x) changes in University of Phoenix enrollment or student mix; and (xi) changes in the overall U.S. or global economy. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2012 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollo.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the third quarter 2013 compared to the third quarter 2012.

	Degreed Enrollment(1)		New Degreed Enrollment(2)
Enrollment (rounded to hundreds)	Q3 2013	Q3 2012	Q3 2013	Q3 2012
Associate’s	84,300	112,100	15,800	21,400
Bachelor’s	154,100	178,300	16,400	22,100
Master’s	42,900	48,900	6,200	7,400
Doctoral	6,200	7,000	500	600
	287,500	346,300	38,900	51,500

Revenues (in thousands)
Degree Seeking Gross Revenues(3)			$907,766	$1,063,755
Less: Discounts and other			(76,862)	(65,173)
Degree Seeking Net Revenues(3)			830,904	998,582
Non-degree Seeking Revenues			11,041	10,648
Other, net of discounts			104,829	113,028
			$946,774	$1,122,258

Revenue by Degree Type (in thousands)(3)
Associate’s			$205,166	$269,566
Bachelor’s			529,897	600,823
Master’s			152,875	170,041
Doctoral			19,828	23,325
Less: Discounts and other			(76,862)	(65,173)
			$830,904	$998,582

Degree Seeking Gross Revenues per Degreed Enrollment(1), (3)
Associate’s			$2,434	$2,405
Bachelor’s			$3,439	$3,370
Master’s			$3,564	$3,477
Doctoral			$3,198	$3,332
All degrees (after discounts)			$2,890	$2,884

(1) Represents students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(2) Represents new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(3) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
($ in thousands)	May 31, 2013	August 31, 2012
ASSETS:
Current assets
Cash and cash equivalents	$776,739	$1,276,375
Restricted cash and cash equivalents	319,081	318,334
Marketable securities	114,317	—
Accounts receivable, net	197,952	198,279
Prepaid taxes	4,594	26,341
Deferred tax assets, current portion	60,018	69,052
Other current assets	59,504	49,609
Total current assets	1,532,205	1,937,990
Property and equipment, net	503,609	571,629
Goodwill	104,023	103,345
Intangible assets, net	133,207	149,034
Deferred tax assets, less current portion	83,436	77,628
Other assets	36,474	28,696
Total assets	$2,392,954	$2,868,322
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$20,063	$638,588
Accounts payable	77,033	74,872
Income taxes payable	19,442	—
Student deposits	350,642	362,143
Deferred revenue	222,745	254,555
Accrued and other current liabilities	283,159	324,881
Total current liabilities	973,084	1,655,039
Long-term debt	67,578	81,323
Deferred tax liabilities	14,998	15,881
Other long-term liabilities	223,984	191,756
Total liabilities	1,279,644	1,943,999
Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	29,281	93,770
Apollo Group Class A treasury stock, at cost	(3,848,759)	(3,878,612)
Retained earnings	4,970,125	4,743,150
Accumulated other comprehensive loss	(38,584)	(30,034)
Total Apollo shareholders’ equity	1,112,167	928,378
Noncontrolling interests (deficit)	1,143	(4,055)
Total equity	1,113,310	924,323
Total liabilities and shareholders’ equity	$2,392,954	$2,868,322

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended May 31,		% of Net Revenue
(In thousands, except per share data)	2013	2012	2013	2012
Net revenue	$946,774	$1,122,258	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	393,387	466,117	41.5%	41.5%
Marketing	156,918	158,583	16.6%	14.1%
Admissions advisory	65,078	95,290	6.9%	8.5%
General and administrative	82,717	88,085	8.7%	7.9%
Depreciation and amortization	38,360	45,042	4.1%	4.0%
Provision for uncollectible accounts receivable	15,258	35,430	1.6%	3.2%
Restructuring and other charges	63,103	7,577	6.7%	0.7%
Litigation charge	—	4,725	—%	0.4%
Total costs and expenses	814,821	900,849	86.1%	80.3%
Operating income	131,953	221,409	13.9%	19.7%
Interest income	506	160	0.1%	—%
Interest expense	(1,940)	(2,830)	(0.2)%	(0.2)%
Other, net	(862)	(402)	(0.1)%	—%
Income from continuing operations before income taxes	129,657	218,337	13.7%	19.5%
Provision for income taxes	(49,487)	(87,059)	(5.2)%	(7.8)%
Income from continuing operations	80,170	131,278	8.5%	11.7%
Income from discontinued operations, net of tax	—	3,104	—%	0.3%
Net income	80,170	134,382	8.5%	12.0%
Net income attributable to noncontrolling interests	(217)	(348)	(0.1)%	(0.1)%
Net income attributable to Apollo	$79,953	$134,034	8.4%	11.9%
Earnings per share – Basic:
Continuing operations attributable to Apollo	$0.71	$1.11
Discontinued operations attributable to Apollo	—	0.02
Basic income per share attributable to Apollo	$0.71	$1.13
Earnings per share – Diluted:
Continuing operations attributable to Apollo	$0.71	$1.11
Discontinued operations attributable to Apollo	—	0.02
Diluted income per share attributable to Apollo	$0.71	$1.13
Basic weighted average shares outstanding	112,742	118,134
Diluted weighted average shares outstanding	113,372	118,793

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Nine Months Ended May 31,		% of Net Revenue
(In thousands, except per share data)	2013	2012	2013	2012
Net revenue	$2,836,329	$3,256,840	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	1,209,239	1,345,005	42.6%	41.3%
Marketing	493,104	483,120	17.4%	14.8%
Admissions advisory	204,618	298,083	7.2%	9.2%
General and administrative	237,474	251,978	8.4%	7.7%
Depreciation and amortization	123,554	133,063	4.4%	4.1%
Provision for uncollectible accounts receivable	67,566	108,009	2.4%	3.3%
Restructuring and other charges	131,295	29,287	4.6%	0.9%
Litigation (credit) charge	(23,200)	4,725	(0.8)%	0.2%
Goodwill and other intangibles impairment	—	16,788	—%	0.5%
Total costs and expenses	2,443,650	2,670,058	86.2%	82.0%
Operating income	392,679	586,782	13.8%	18.0%
Interest income	1,443	881	0.1%	—%
Interest expense	(6,074)	(6,618)	(0.2)%	(0.2)%
Other, net	811	(44)	—%	—%
Income from continuing operations before income taxes	388,859	581,001	13.7%	17.8%
Provision for income taxes	(161,290)	(245,346)	(5.7)%	(7.5)%
Income from continuing operations	227,569	335,655	8.0%	10.3%
Income from discontinued operations, net of tax	—	7,182	—%	0.2%
Net income	227,569	342,837	8.0%	10.5%
Net (income) loss attributable to noncontrolling interests	(594)	4,393	—%	0.2%
Net income attributable to Apollo	$226,975	$347,230	8.0%	10.7%
Earnings per share – Basic:
Continuing operations attributable to Apollo	$2.02	$2.74
Discontinued operations attributable to Apollo	—	0.05
Basic income per share attributable to Apollo	$2.02	$2.79
Earnings per share – Diluted:
Continuing operations attributable to Apollo	$2.01	$2.72
Discontinued operations attributable to Apollo	—	0.05
Diluted income per share attributable to Apollo	$2.01	$2.77
Basic weighted average shares outstanding	112,579	124,560
Diluted weighted average shares outstanding	113,121	125,335

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2013	2012
Cash flows provided by (used in) operating activities:
Net income	$227,569	$342,837
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	39,888	59,438
Excess tax benefits from share-based compensation	(14)	(1,137)
Depreciation and amortization	123,554	133,438
Accelerated depreciation included in restructuring	41,581	—
Loss on fixed asset write-offs	3,976	—
Amortization of lease incentives	(10,077)	(11,604)
Amortization of deferred gains on sale-leasebacks	(2,098)	(2,098)
Goodwill and other intangibles impairment	—	16,788
Non-cash foreign currency loss, net	810	173
Provision for uncollectible accounts receivable	67,566	108,009
Litigation (credit) charge	(23,200)	4,725
Deferred income taxes	(21,243)	31,386
Changes in assets and liabilities, excluding the impact of acquisition and disposition:
Restricted cash and cash equivalents	(747)	25,523
Accounts receivable	(70,761)	(85,788)
Other assets	(13,842)	(6,260)
Accounts payable	2,239	(8,174)
Income taxes payable	41,205	6
Student deposits	(10,430)	(35,215)
Deferred revenue	(28,672)	(32,667)
Accrued and other liabilities	23,049	(123,605)
Net cash provided by operating activities	390,353	415,775
Cash flows provided by (used in) investing activities:
Additions to property and equipment	(96,735)	(85,702)
Purchase of marketable securities	(130,207)	—
Maturities of marketable securities	15,890	—
Acquisition, net of cash acquired	—	(73,736)
Proceeds from disposition	—	3,285
Other investing activities	(1,500)	(1,694)
Net cash used in investing activities	(212,552)	(157,847)
Cash flows provided by (used in) financing activities:
Payments on borrowings	(633,450)	(508,449)
Proceeds from borrowings	2,176	2,437
Purchase of noncontrolling interest	(42,500)	—
Apollo Group Class A common stock purchased for treasury	(5,696)	(731,772)
Issuance of Apollo Group Class A common stock	2,993	10,521
Excess tax benefits from share-based compensation	14	1,137
Net cash used in financing activities	(676,463)	(1,226,126)
Exchange rate effect on cash and cash equivalents	(974)	(1,322)
Net decrease in cash and cash equivalents	(499,636)	(969,520)
Cash and cash equivalents, beginning of period	1,276,375	1,571,664
Cash and cash equivalents, end of period	$776,739	$602,144
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$134,201	$211,500
Cash paid for interest	$5,903	$7,178
Restricted stock units vested and released	$15,617	$16,926
Capital lease additions	$3,500	$26,906
Credits received for tenant improvements	$1,540	$24,856
Debt incurred for acquired technology	$—	$14,389
Unsettled share repurchases	$—	$10,244

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2013	2012	2013	2012
Net income attributable to Apollo, as reported	$79,953	$134,034	$226,975	$347,230
Income from discontinued operations, net of tax and noncontrolling interest	—	(2,657)	—	(6,148)
Income from continuing operations attributable to Apollo	79,953	131,377	226,975	341,082
Reconciling items:
Restructuring and other charges, net of noncontrolling interest(1)	63,103	7,191	131,295	28,901
Litigation charge (credit)(2)	—	4,725	(23,200)	4,725
Goodwill and other intangibles impairment, net of noncontrolling interest(3)	—	—	—	14,370
	63,103	11,916	108,095	47,996
Less: tax effects	(23,941)	(3,664)	(40,110)	(11,954)
Income from continuing operations attributable to Apollo, adjusted to exclude special items	$119,115	$139,629	$294,960	$377,124

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.71	$1.11	$2.01	$2.72

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.05	$1.18	$2.61	$3.01

Diluted weighted average shares outstanding	113,372	118,793	113,121	125,335

(1) Restructuring and other charges represent charges associated with the Company’s restructuring activities.
(2) Litigation credits during the nine months ended May 31, 2013 resulted from the favorable resolution of certain legal matters. The charges for the three and nine months ended May 31, 2012 represent a rejected settlement offer the Company made in connection with a legal matter and estimated future legal costs.

(3) The charge for the nine months ended May 31, 2012 represents impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollogrp.edu

Erin Kelly, (602) 557-3830
erin.kelly@apollogrp.edu

Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollogrp.edu